Exhibit 10.3

MANPOWER INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is executed as of                      by and between MANPOWER INC., a Wisconsin corporation (the “Corporation”), and                      (the “Employee”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Corporation has established the 2003 Equity Incentive Plan (the “Plan”) with the approval of the shareholders of the Corporation; and

WHEREAS, the Employee has been granted Restricted Stock under the Plan subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, the Corporation and the Employee hereby agree as follows:

1. Provisions of Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of the Administrator with respect to the Plan shall be binding upon the Employee. Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan. A copy of the Plan will be delivered to the Employee upon reasonable request.

2. Terms of Award. The Employee has been granted                      shares of Restricted Stock under the Plan. Notwithstanding the terms of the Plan, the Administrator has determined that the Restricted Period is the period ending on                     , unless the Restricted Period ends sooner as provided in the Plan.

3. Dividends and Voting Rights. The Employee shall be entitled to receive any dividends that become payable with respect to such shares of Restricted Stock and shall be entitled to voting rights with respect to such shares of Restricted Stock.

4. Taxes. The Corporation may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such Restricted Stock or any payments in connection with the Restricted Stock, and the Corporation may defer making delivery of any Restricted Stock or Shares in respect of Restricted Stock until arrangements satisfactory to the Corporation have been made with regard to any such payment, reimbursement, or withholding obligation.

5. Stock Certificates. In accordance with the Plan, the Corporation will retain custody of the stock certificates representing Restricted Stock during the Restricted Period. As soon as practicable after the execution of this Agreement, the Participant shall deliver to the Corporation a stock power signed by the Participant to be used in the event the Restricted Stock is forfeited to the Corporation. The Participant’s signature on such stock power shall be guaranteed by an institution that is a member of a Medallion signature guarantee program or a similar signature guarantee program acceptable to the Corporation’s transfer agent.

6. No Right to Employment. The granting of Restricted Stock under this Agreement shall not be construed as granting to the Participant any right with respect to continued employment by the company or one of its subsidiaries.

7. Multiple Executed Copies. This Agreement may be executed in multiple copies, each of which will constitute an original, and which together will constitute one and the same agreement providing for a single grant of shares of Restricted Stock.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date and year first above written.

MANPOWER INC.

By:

The undersigned Employee hereby accepts the foregoing grant of Restricted Stock and agrees to the several terms and conditions hereof and of the Plan.

Employee

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